Exhibit 99.1

iBio Strengthens Board with Appointment of Two New Independent Directors

SAN DIEGO, Nov. 25, 2024 (GLOBE NEWSWIRE) -- iBio, Inc. (NYSEA:IBIO), an AI-driven innovator of precision antibody immunotherapies, announced today the appointment of biotech industry veterans David Arkowitz and António Parada to its Board of Directors adding key experience in finance, leadership and antibody discovery.

“These appointments expand and strengthen our board to align with iBio’s vision of becoming a next-generation antibody discovery and development company with a robust clinical pipeline of therapeutic antibodies for cardiometabolic diseases and oncology. As a seasoned CFO, David brings extensive financial experience and industry relationships that will benefit iBio as we expand our investor base. Antonio’s deep knowledge of antibody discovery and development will help shape our strategy as we work to move from preclinical development into the clinic,” said iBio CEO and Chief Scientific Officer Martin Brenner, Ph.D., DVM. “We are honored to welcome these high-caliber executives to our board and look forward to working with them. I’d also like to thank General Tom Hill, whose leadership and guidance has been invaluable to iBio over the last sixteen years.”

David Arkowitz brings extensive financial and operational experience to the Board. He is currently Chief Financial Officer at Alkeus Pharmaceuticals, a private company developing therapies for serious diseases of the eye with high unmet need. Previously, he served as CFO and head of business development of Seres Therapeutics, Inc., CFO of Flexion Therapeutics, Inc., which was acquired by Pacira Biosciences, and Chief Operating Officer and CFO of Visterra, Inc., which was acquired by Otsuka Pharmaceutical Co., where he led finance, business development, corporate planning, and other functions. Mr. Arkowitz currently serves on the board of directors of Kineta, in addition to holding past board member and audit committee chair roles at a number of biotech and life sciences companies.

Antonio Parada is an accomplished leader in antibody drug discovery with a successful track record in fundraising and management. He is the Founder and CEO of FairJourney Biologics, a privately held and leading antibody discovery contract research organization. Prior to FairJourney, Mr. Parada was the general manager of Instituto de Biologia Molecular e Celular (IBMC) in Portugal, manager of the Clinical Trial Unit of IPO Porto – Cancer Hospital in Portugal, and site manager of Ablynx’s “Centre of Excellence in Phage Display,” a subsidiary of Sanofi S.A. (Portugal).

Mr. Parada commented, “I understand the challenges with developing next-generation antibodies and am impressed with the potential of iBio’s technology to overcome these challenges. I look forward to my work on the board and collaborating with the iBio team.” Mr. Arkowitz added, “I’m thrilled to be joining iBio’s board and am excited by the prospects of its drug discovery platform to identify undruggable targets. The combination of machine learning and advanced biological techniques that iBio has built into its drug discovery platform has the potential to address some of the greatest challenges in antibody discovery.”

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About iBio, Inc.

iBio is an AI-driven innovator that develops next-generation biopharmaceuticals using computational biology and 3D-modeling of subdominant and conformational epitopes, prospectively enabling the discovery of new antibody treatments for hard-to-target cancers, and other diseases. iBio’s mission is to decrease drug failures, shorten drug development timelines, and open up new frontiers against the most promising targets. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding driving the Company’s growth and advancing its pipeline of therapeutic antibody candidates for cardiometabolic diseases and oncology, becoming a next-generation antibody discovery and development company with a robust clinical pipeline of therapeutic antibodies for cardiometabolic diseases and oncology, the expected contribution of Mr. Arkowitz and Mr. Parada, moving from preclinical development into the clinic, the potential of the Company’s technology to overcome the challenges with developing next-generation antibodies, using the Company’s drug discovery platform to identify undruggable targets and the combination of machine learning and advanced biological techniques into the Company’s drug discovery platform having the potential to overcome some of the greatest challenges in antibody discovery. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to execute its growth strategy and advance its pipeline of therapeutic antibody candidates for cardiometabolic diseases and oncology; the ability of Mr. Arkowitz and Mr. Parada contribute to the Company as expected, the Company’s ability to obtain regulatory approvals for commercialization of its product candidates, or to comply with ongoing regulatory requirements; regulatory limitations relating to the Company’s ability to promote or commercialize its product candidates for specific indications; acceptance of the Company’s product candidates in the marketplace and the successful development, marketing or sale of products; and whether the Company will incur unforeseen expenses or liabilities or other market factors; and the other factors discussed in the Company’s filings with the SEC including the Company’s Annual Report on Form 10-K for the year ended June 30, 2024 and the Company’s subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

iBio, Inc.

Investor Relations

ir@ibioinc.com

Susan Thomas

iBio, Inc.

Media Relations

susan.thomas@ibioinc.com